UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 17, 2011

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NORTHERN OIL AND GAS, INC.
(Exact name of Registrant as specified in its charter)

Minnesota	001-33999	95-3848122
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

315 Manitoba Avenue – Suite 200 Wayzata, Minnesota	55391
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code   (952) 476-9800

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement.

On October 17, 2011, Northern Oil and Gas, Inc. (the “Company”) and Macquarie Bank Limited (“Macquarie”) entered into a Maximum Credit Amount Increase Agreement (the “Amendment”) amending the Company’s existing revolving credit facility with Macquarie.  As a result of the Amendment, the aggregate maximum credit amount under the facility, and thus the maximum amount of financing currently available to the Company under the facility, has been increased to $100 million.

The facility continues to provide that the aggregate maximum credit amount may be increased in the future to up to $500 million, subject to various conditions (including an additional commitment of funds by an existing or new lender).  Financing available under the facility at any time is equal to the lesser of (i) the aggregate maximum credit amount, which as a result of the Amendment is now $100 million, and (ii) the borrowing base, which is currently $150 million.  The borrowing base will be redetermined semi-annually, and any increase requires consent of all lenders.

The Company has $38.9 million in outstanding borrowings under the facility as of October 17, 2011.  Additional detail regarding the facility is included in the Company’s Current Report on Form 8-K that was filed with the SEC on August 12, 2011.

Item 2.03 – Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 is hereby incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 17, 2011	NORTHERN OIL AND GAS, INC. By/s/ Erik J. Romslo Erik J. Romslo Vice President, General Counsel and Secretary